ATS Corporation
7925 Jones Branch Drive
McLean, VA 22102

December 15, 2010

Dr. Edward H. Bersoff
7925 Jones Branch Dr.
McLean, VA 22102

Dear Ed,

We are pleased that you have agreed to serve ATS Corporation (the “Corporation”) as the non-executive Chairman of its Board of Directors (the “Board”).  This letter confirms the terms of your service as non-executive Chairman, to take effect on January 1, 2011 and to continue until June 30, 2012 or the date of the Corporation’s 2012 annual stockholders’ meeting, whichever is later, provided that your service as non-executive Chairman of the Board will also terminate upon the effective date of a  “Change in Control” (as defined on Exhibit A hereto) if earlier than the later of June 30, 2012 or the date of the Corporation’s 2012 annual stockholders’ meeting.  The date of termination of your service as non-executive Chairman of the Board pursuant to the preceding sentence is hereinafter referred to as the “Termination Date.” You will remain within Class I of the Board, currently slated for re-election in 2012.  Your term as a director shall continue subject to the provisions of this letter or until your successor is duly elected and qualified.

Duties

           As the non-executive Chairman, you will be expected to attend and chair Board and stockholder meetings and carry out the other duties normally expected of the chairman of a board of directors.  You will also serve on such committees of the Board as determined from time to time by the Board.  You agree to spend such time as may be reasonably necessary to perform the duties of the non-executive Chairman of the Board, subject to the below description of transition arrangements.

Remuneration and Benefits

The fee for your services as the non-executive Chairman of the Board (including service on any Board Committees) will be $13,333.33 per month, which will be paid quarterly in advance on the first business day of each calendar quarter.

As non-executive Chairman, you will also be eligible to receive the same equity award grants as other members of the Board.

The Corporation will provide you and your dependents with the opportunity to participate in the same health care plans and on the same terms as it provides to executives of the Corporation through the Termination Date.  Thereafter, you and your dependents shall be entitled to benefits under the Corporation’s health care plans in accordance with Federal COBRA law requirements. If for any reason you are not able to participate in the Corporation’s health plans as contemplated by this paragraph, the Corporation will pay to you quarterly in advance an amount equivalent to the premium cost that would have otherwise been borne by the Corporation under this paragraph.

The Corporation will reimburse you for any reasonable expenses that you may incur in connection with performing your duties as non-executive Chairman.

Transition Arrangements

In order to facilitate transition arrangements, the Corporation will maintain an office for you at the Corporation’s headquarters offices (which may not be the same office as you occupied prior to January 1, 2011) until July 1, 2011.  However, we have agreed that, except as otherwise requested by the Chief Executive Officer, between January 1, 2011 and April 30, 2011 you will not be expected to be in the Corporation’s offices more than two days per week.  Following April 30, 2011 you will visit the Corporation’s offices in connection with Board and Board Committee meetings and responsibilities and at the reasonable request of the Chief Executive Officer

Non-Competition/Nonsolicitation

(a)           Non-Competition.  You agree that, for a period ending eighteen (18) months after the Termination Date (the “Non-Competition Period”), you will not, except as otherwise provided herein, engage or participate, directly or indirectly, as principal, agent, officer, employee, employer or consultant or in any other comparable capacity, in the conduct or management of, any business which is competitive with any business conducted by the Corporation.  For the purpose of this agreement, a business shall be considered to be competitive with the business of the Corporation only if such business is engaged in providing services similar to (i) any service currently provided by the Corporation; (ii) any service which in the ordinary course of business during the Non-Competition Period evolves from or results from enhancements to the services provided by the Corporation as of the date hereof or during the Non-Competition Period; or (iii) any future service of the Corporation as to which you materially and substantially participated in the design or enhancement.  Nothing in this clause (a) shall be interpreted to prohibit you from continuing to serve as a non-employee member of the board of directors of services companies that may compete with the Corporation.

(b)           Non-Solicitation of Employees.  During the Non-Competition Period, you will not (for your benefit or for the benefit of any person or entity other than the Corporation) solicit, or assist any person or entity other than the Corporation to solicit, any officer, director, executive or employee of the Corporation or its affiliates to leave his or her employment.

(c)           Reasonableness.  You acknowledge that (i) the markets served by the Corporation are national and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period is related to the length and nature of your service with the Corporation; and (iii) the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Corporation.

(d)           Investments.  Nothing in this agreement shall be deemed to prohibit you from owning equity or debt investments in any corporation, partnership or other entity which is competitive with the Corporation, provided that such investments (i) are passive investments and constitute five percent (5%) or less of the outstanding equity securities of such an entity the equity securities of which are traded on a national securities exchange or other public market, or (ii) are approved by the Compensation Committee.

No Assignment

Because of the personal nature of the services to be rendered by you, this agreement may not be assigned by you without the prior written consent of the Corporation.

Governing Law

All questions with respect to the construction and/or enforcement of this agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the Commonwealth of Virginia applicable to agreements made and to be performed entirely in the Commonwealth of Virginia.

Entire Agreement; Amendment; Waiver; Counterparts

With the exception of provisions of your Amended and Restated Employment Agreement that remain in effect following December 31, 2010, this agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this agreement may be amended, and observance of any term of this agreement may be waived, only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.  This agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimile signatures, and a facsimile signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

Upon your review and acceptance of the above terms, please execute and return this letter to my attention.

Sincerely,

/s/ Joel R. Jacks

Joel R. Jacks
Chair, Compensation Committee

Agreed as of December 15, 2010:

/s/ Dr. Edward H. Bersoff
Dr. Edward H. Bersoff

EXHIBIT A

“Change in Control” shall mean an occurrence of any of the following events:

(i)           an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than an employee benefit plan of the Corporation, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding Voting Securities; or

(ii)           the consummation of (A) a merger, consolidation or reorganization involving the Corporation, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this agreement and the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of the Corporation, or (C) a sale or transfer of all or substantially all of the assets of the Corporation.